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Contents                                                            Exhibit 10.4
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                                                                           Page
Section 1. Term of Employment                                                 1

Section 2. Position and Responsibilities                                      2

Section 3. Standard of Care                                                   2

Section 4. Compensation                                                       3

Section 5. Expenses                                                           5

Section 6. Employment Terminations                                            5

Section 7. Change in Control                                                 10

Section 8. Confidentiality and Noncompetition                                13

Section 9. Indemnification                                                   14

Section 10. Assignment                                                       14

Section 11. Dispute Resolution and Notice                                    15

Section 12. Miscellaneous                                                    15

Section 13. Governing Law                                                    16
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Providence Energy Corporation
Employment Agreement

This EMPLOYMENT AGREEMENT is made, entered into, and is effective as of this 29th day of October, 1997 (hereinafter referred to as the "Effective Date"), by and between Providence Energy Corporation, together with its subsidiaries and affiliates (hereinafter referred to as the "Company"), a Rhode Island corporation having its principal offices at Providence Rhode Island and Robert
W. Owens (hereinafter referred to as the "Executive").

WHEREAS, the Executive is presently employed by the Company in the capacity of Senior Vice President of the Company;

WHEREAS, the Executive possesses considerable experience and an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel, and operations; and

WHEREAS, the Company recognizes that the Executive's contribution has been substantial and meritorious and, as such, the Executive has demonstrated unique qualifications to act in an executive capacity for the Company; and

WHEREAS, the Company is desirous of assuring the continued employment of the Executive in the above stated capacity, and Executive is desirous of having such assurance.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Term of Employment

The Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company, in accordance with the terms and conditions set forth herein, for an initial period of three years, commencing as of the Effective Date of this Agreement, as indicated above; subject, however, to earlier termination as expressly provided in Section 6 herein.

The initial three (3) year period of employment automatically shall be extended for one (1) additional year at the end of the initial three (3) year term, and then again after each successive year thereafter. However, either party may terminate this Agreement at the end of the initial three (3) year period, or at the end of any successive term thereafter, by

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giving the other party written notice of intent not to renew, delivered at least ninety (90) calendar days prior to the end of such initial period or successive term.

In the event such notice of intent not to renew is properly delivered by the Company, this Agreement, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the initial period or successive term then in progress, with the exception of the provisions contained in Section 8 herein (which shall survive such expiration). However, upon the effective date of the expiration, the Company shall provide to the Executive a continuation of his Base Salary (at the rate then in effect, as provided in Paragraph 4.1 herein) for a period of twelve (12) months, paid in equal monthly installments in accordance with the normal payroll practices of the Company. The Company also shall provide to the Executive all benefits to which the Executive has a vested right to at that time including, but not limited to, the retirement benefits described in Paragraph 4.4 herein, and the retiree medical insurance benefits described in Paragraph 4.6 herein.

However, regardless of the above, if at any time during the initial period of employment, or successive term, a Change in Control of the Company occurs (as defined in Section 7 herein), then this Agreement shall become immediately irrevocable for the longer of: (a) three (3) years beyond the month in which the effective date of such Change in Control occurs; or (b) until all obligations of the Company hereunder have been fulfilled, and until all benefits provided hereunder have been paid.

Section 2. Position and Responsibilities

During the term of this Agreement, the Executive agrees to serve as Senior Vice President of the Company. In his capacity as Senior Vice President, the Executive shall maintain the level of duties and responsibilities as in effect as of the Effective Date, or such higher level of duties and responsibilities as he may be assigned during the term of this Agreement. The Executive shall have the same status, privileges, and responsibilities normally inherent in such capacities in corporations of similar size and character.

Section 3. Standard of Care

During the term of this Agreement, the Executive agrees to devote substantially his full time, attention, and energies to the Company's business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. However, subject to
Section 8 herein, the Executive may serve as a director of other companies so long as such service is not injurious to the Company. The Executive covenants, warrants, and represents that he shall:

(a) Devote his full and best efforts to the fulfillment of his employment obligations; and

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(b)  Exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties.

This Section 3 shall not be construed as preventing the Executive from investing assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made.

Section 4. Compensation

As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

4.1 Base Salary. The Company shall pay the Executive a Base Salary in an amount which shall be established from time to time by the Board of Directors of the Company or the Board's designee provided, however, that such Base Salary shall not be less than $158,000.00 per year. This Base Salary shall be paid to the Executive in equal monthly installments throughout the year, consistent with the normal payroll practices of the Company.

The annual Base Salary shall be reviewed at least annually following the Effective Date of this Agreement, while this Agreement is in force, to ascertain whether, in the judgment of the Board or the Board's designee, such Base Salary should be increased, based primarily on the performance of the Executive during the year and on the then current rate of inflation. If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement.

4.2 Annual Cash Incentive Compensation. The Company shall provide the Executive with the opportunity to earn an annual cash incentive compensation payment, at a level which is in accordance with the provisions of the Performance and Equity Incentive Plan or any such successor plan, and which is commensurate with the opportunity typically offered to executives having the same or similar duties and responsibilities as the Executive at companies similar in size and character to the Company.

Nothing in this paragraph shall be construed as obligating the Company to refrain from changing and/or amending the Performance and Equity Incentive Plan so long as such changes are similarly applicable to all executives generally.

4.3 Long-Term Incentives. The Company shall provide the Executive the opportunity to earn a long-term incentive award, at a level which is in accordance with the provisions of the Performance and Equity Incentive Plan or any such successor plan, and which is commensurate with the opportunity typically offered to executives having the same or

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similar duties and responsibilities as the Executive at companies similar in size and in character to the Company.

Nothing in this paragraph shall be construed as obligating the Company to refrain from changing,

and/or amending the Performance and Equity Incentive Plan, so long as such changes are similarly applicable to all executives generally.

4.4 Retirement Benefits. The Company shall provide to the Executive participation in all Company qualified defined benefit and defined contribution retirement plans, subject to the eligibility and participation requirements of such plans. In addition, the Company shall provide to the Executive participation in the Supplemental Retirement Plan and all other nonqualified retirement programs typically offered to executives having the same or similar duties and responsibilities at the Company.

Nothing in this paragraph shall be construed as obligating the Company to refrain from changing, and/or amending the nonqualified retirement programs, so long as such changes are similarly applicable to all executives generally.

4.5 Employee Benefits. During the term of this Agreement, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all benefits to which other executives and employees of the Company are entitled to receive, as commensurate with the Executive's position. Such benefits shall include, but not be limited to, group term life insurance, whole life insurance, comprehensive health and major medical insurance, dental insurance, vision insurance, and short-term and long-term disability.

The Executive shall be entitled to paid vacation in accordance with the standard written policy of the Company with regard to vacations of employees. The Executive shall likewise participate in any additional benefit as may be established during the term of this Agreement, by standard written policy of the Company.

4.6 Perquisites. The Company shall provide to the Executive, at the Company's cost, all perquisites to which other executives of the Company are entitled to receive and such other perquisites which are suitable to the character of Executive's position with the Company and adequate for the performance of his duties hereunder.

4.7 Right to Change Plans. By reason of Paragraphs 4.5, and 4.6 herein, the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are similarly applicable to executive employees generally.

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4.8  Deferrals.  The Company may permit the Executive to defer the Executive's receipt of the payment of up to one hundred (100%) percent of the cash component of the Executive's Annual Incentive Compensation. If any such deferral election is permitted, the Company shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Section 5. Expenses

The Company shall pay, or reimburse the Executive, for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies of which the Executive's participation is in the best interest of the Company.

Section 6. Employment Terminations

6.1 Termination Due to Retirement. In the event the Executive's employment is terminated, while this Agreement is in force, by reason of Retirement (as defined under the then established rules of the Company's tax-qualified retirement plan), the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect.

Upon the effective date of such termination, the Company's obligation to pay and provide to the Executive Base Salary, Annual Cash Incentive Compensation and Long-Term Incentives (as provided in Paragraphs 4.1, 4.2, and 4.3 herein, respectively), shall immediately expire. However, the Executive shall receive a pro rata portion of the total annual incentive compensation (both cash and long-term), calculated at target, to which he would be entitled during the year in which he retires, and shall receive all rights and benefits that he is vested in, pursuant to other plans and programs of the Company including, but not limited to, the retirement benefits as described in Paragraph 4.4 herein.

6.2 Termination Due to Death. In the event of the death of the Executive during the term of this Agreement, or during any period of Disability during which he is receiving compensation pursuant to Paragraph 6.3 herein, the Company shall pay to the Executive's surviving spouse, or other beneficiary as so designated by the Executive during his lifetime, or to the Executive's estate, as appropriate, all benefits to which the Executive had a vested right to pursuant to this Agreement.

6.3 Termination Due to Disability. In the event that the Executive becomes Disabled during the term of this Agreement and is, therefore, unable to perform his duties herein for a period of more than ninety (90) calendar days in the aggregate, during any period of twelve (12) consecutive months, or in the event of the Board's reasonable expectation that

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the Executive's Disability will exist for more than a period of ninety (90)
calendar days, the Company shall have the right to terminate the Executive's active employment as provided in this Agreement. However, the Board shall deliver written notice to the Executive of the Company's intent to terminate for Disability at least thirty (30) calendar days prior to the effective date of such termination.

A termination for Disability shall become effective upon the end of the thirty
(30) day notice period. Upon such effective date, the Company's obligation to pay and provide to the Executive Base Salary, Annual Bonus, and Long-Term Incentives (as provided in Paragraphs 4.1, 4.2, and 4.3, respectively), shall immediately expire. However, the Executive shall receive a pro rata portion of the total annual incentive compensation (both cash and long-term), calculated at target, to which he would be entitled during the year in which disability occurs and shall receive all rights and benefits that he is vested in, pursuant to other plans and programs of the Company, including, but not limited to, short- and long-term disability benefits, and retirement benefits as described in Paragraph 4.4.

The term "Disability" shall mean, for all purposes of this Agreement, the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company as contemplated by Section 2 herein, such Disability to be determined by the Board of Directors of the Company upon receipt and in reliance on competent medical advice from one or more individuals, selected by the Board, who are qualified to give such professional medical advice.

If the Executive and the Company shall not be in agreement as to whether the Executive has suffered a Disability for the purposes of this Agreement, the matter shall be referred to a panel of three medical doctors, one of which shall be selected by the Executive, one of which shall be selected by the Company, and one of which shall be selected by the two doctors as so selected, and the decision of a majority of the panel with respect to the question of whether the Executive has suffered a Disability shall be binding upon the Executive and the Company. The expenses of any such referral shall be borne by the party against whom the decision of the panel is rendered. The Executive may be required by the Company to submit to medical examination at any time during the period of his employment hereunder, but not more often than quarter-annually, to determine whether a Disability exists for the purposes of this Agreement.

It is expressly understood that the Disability of the Executive for a period of ninety (90) calendar days or less in the aggregate during any period of twelve
(12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and the Executive shall receive full

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compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

6.4 Voluntary Termination by the Executive. The Executive may terminate this Agreement at any time by giving the Board of Directors of the Company written notice of intent to terminate, delivered at least thirty (30) calendar days prior to the effective date of such termination (such period not to include vacation). The termination automatically shall become effective upon the expiration of the thirty (30) day notice period.

Upon the effective date of such termination, the Company shall pay to the Executive his full Base Salary, at the rate then in effect as provided in Paragraph 4.1 herein, through the effective date of termination, plus all other benefits to which the Executive has a vested right to at that time including, but not limited to, accrued vacation pay. The Company also shall provide to the Executive the vested retirement benefits described in Paragraph 4.4 herein. With the exception of the covenants contained in Sections 8.1, 8.3 and 8.4 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

6.5 Involuntary Termination by the Company Without Cause. At all times prior to six (6) full calendar months before the effective date of a Change in Control (as defined in Section 7.2), or at any time more than two (2) years after the effective date of a Change in Control (as defined in Section 7.2), the Board may terminate the Executive's employment, as provided under this Agreement, at any time, for reasons other than death, Disability, Retirement, or for Cause, by notifying the Executive in writing of the Company's intent to terminate, at least thirty (30) calendar days prior the effective date of such termination.

Upon the effective date of such termination, following the expiration of the thirty (30) day notice period, the Company shall pay to the Executive in twelve
(12) equal monthly installments an amount equal to the Executive's annual Base Salary then in effect. Additionally, the Company shall continue to provide the Executive with health and welfare benefits for the twelve (12) month time period.

In the event that, during the twelve (12) month period following the effective date of termination, the Executive becomes employed at the same or greater annual Base Salary than that which was in effect during the year in which termination occurred, the Company's obligation to make payments under this Section will immediately cease upon the date of the Executive's subsequent employment. In the event that, during the twelve (12) month period following the effective date of termination, the Executive becomes employed at a lesser annual Base Salary than that which was in effect during the year in

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which termination occurred, then upon the date of the Executive's re-employment, the Company's obligation to make payments under this section will be limited to a monthly amount reflecting the difference between the Executive's Base Salary at the date of re-employment and the Executive's Base Salary during the year in which termination occurred. The continuation of health and welfare benefits shall be discontinued prior to the end of the twelve (12) month period in the event the Executive has available substantially similar benefits from a subsequent employer.

Further, the Company shall pay the Executive all other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program. With the exceptions of the covenants contained in
Section 8 herein (which shall survive such termination) the Company and the Executive thereafter shall have no further obligations under this Agreement.

If the Executive's employment is terminated for any of the reasons set forth in
Section 7.1 herein, the Executive shall be entitled to receive the benefits provided in Section 7.1 herein in lieu of the benefits set forth in this Section 6.5.

6.6 Termination For Cause. Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive's employment under this Agreement for "Cause." Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the unanimous vote of the entire membership of the Board at a meeting of such Board duly called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard by the Board) finding that in the good faith opinion of the Board that the Executive was guilty of conduct set forth in the second paragraph of this
Section 6.6 and specifying the particulars thereof in detail. In the event the Board determines that Cause exists, the Board shall deliver written notice to the Executive of the facts and circumstances leading to the Board's determination. Upon receipt of this written notification, all provisions of this Agreement shall terminate, except for the confidentiality and noncompete provisions of Section 8 herein (which shall survive such termination). The Company shall pay the Executive his full Base Salary and accrued vacation time through the date notice of a for Cause termination is delivered to the Executive, plus all other benefits to which the Executive has a vested right to at that time. The Company and the Executive thereafter shall have no further obligations under this Agreement other than the Executive's obligations under
Section 8 hereof.

"Cause" shall be determined by the Board in the exercise of good faith and reasonable judgment; and shall mean the willful misconduct, fraud, conviction of a felony, consistent gross neglect of duties, or wanton negligence by the Executive in the performance of his duties hereunder, or the material breach by the Executive of the terms of this Agreement.

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6.7  Termination for Good Reason. At any time during the six (6) full calendar month period prior to the effective date of a Change in Control (as defined in Section 7.2) or the twenty four (24) month period following the effective date of a Change in Control (as defined in Section 7.2), the Executive may terminate this Agreement for Good Reason (as defined below) by giving the Board of Directors of the Company thirty (30) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

Upon the expiration of the thirty (30) day notice period, the Good Reason termination shall become effective, and the Company shall pay and provide to the Executive the benefits set forth in Section 7.1 herein.

Good Reason shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:

(a) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status as an officer of the Company, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect during the immediately preceding fiscal year;

(b) The Company's requiring the Executive to be based at a location which is at least fifty (50) miles further from the Executive's current primary residence than is such residence from the Company's current headquarters, except for required travel on the Company's business to an extent substantially consistent with the Executive's business obligations as of the Effective Date;

(c) A reduction by the Company in the Executive's Base Salary as in effect on the Effective Date, as provided in Section 4.1 herein, or as the same shall be increased from time to time;

(d) A material reduction in the Executive's level of participation in any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be "Good Reason" if the Executive's reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Executive's position; or

(e) The failure of the Company to obtain a satisfactory agreement from any successor

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       to the Company to assume and agree to perform this Agreement, as contemplated in Section 11.1 herein.

Upon a termination for Good Reason within the six (6) full calendar month period prior to the effective date of a Change in Control, or within the twenty-four
(24) months following the effective date of a Change in Control, the Executive shall be entitled to receive the payments and benefits set forth in Section 7.1 herein.

The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

Section 7. Change in Control

7.1 Employment Terminations in Connection with a Change in Control. In the event of a Qualifying Termination (as defined below) within six (6) full calendar months prior to the effective date of a Change in Control, or within twenty-four (24) months following the effective date of a Change in Control, then in lieu of all other benefits provided to the Executive under the provisions of this Agreement, the Company shall pay to the Executive in a lump sum payment and provide him with the following severance benefits (hereinafter referred to as the "Severance Benefits"):

(a) An amount equal to two (2) times the highest rate of the Executive's annualized Base Salary rate in effect at any time up to and including the effective date of termination;

(b) An amount equal to two (2) times the Executive's target incentive award (both cash and long-term) established for the fiscal year in which the Executive's effective date of termination occurs;

(c) An amount equal to the Executive's unpaid Base Salary and accrued vacation pay through the effective date of termination;

(d) An amount equal to the Executive's unpaid targeted annual bonus, established for the plan year in which the Executive's effective date of termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the effective date of termination, and the denominator of which is three hundred sixty-five (365);

(e) A continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance for two (2) full years after the effective date of

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       termination. These benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive's effective date of termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.

       The continuation of these welfare benefits shall be discontinued prior to the end of the two (2) year period in the event the Executive has available substantially similar benefits from a subsequent employer, as determined by the Company's Board of Directors or the Board's designee.

(f) A lump-sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued by the Executive as of the effective date of termination under the terms of any and all supplemental retirement plans in which the Executive participates. For purposes of determining "final average pay" under such programs, the Executive's actual pay history as of the effective date of termination shall be used.

For purposes of this Section 7, a Qualifying Termination shall mean any termination of the Executive's employment other than: (1) by the Company for Cause (as provided in Section 6.6 herein); (2) by reason of death, Disability (as provided in Section 6.2 herein), or Retirement (as such term is then defined in the Company's tax qualified defined benefit retirement plan; [provided that a termination which qualifies as a Retirement and which would otherwise qualify as a termination for Good Reason under Section 6.7 herein will be deemed to be a Qualifying Termination]).

7.2 Definition of "Change in Control." A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a) Any individual, corporation (other than the Company), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, of securities of the Company possessing twenty percent (20%) or more of the voting power for the election of directors of the Company;

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(b)  There shall be consummated any consolidation, merger, or other business combination involving the Company or the securities of the Company in which holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the corporation surviving such transaction) having less than sixty percent (60%) of the total voting power in an election of directors of the Company (or such other surviving corporation);

(c) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director of the Company was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who were directors of the Company at the beginning of any such period; or

(d)  There shall be consummated any sale, lease, exchange, or other transfer
       (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company.

7.3 Excise Tax Equalization Payment. In the event that the Executive becomes entitled to Severance Benefits or any other payment or benefit under this Plan, or under any other agreement with or plan of the Company (in the aggregate, the "Total Payments"), if any of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 7.3 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practical following the effective date of termination, but in no event beyond thirty (30) days from such date.

7.4 Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Company, or with any person

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(which shall have the meaning set forth in Section 3(a)(9) of the Securities
       Exchange Act of 1934, including a "group" as defined in Section 13(d) therein) whose actions result in a Change in Control of the Company or any person affiliated with the Company or such persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of
       Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

(c) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the effective date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

7.5 Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 7.4 herein so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Committee.

7.6 Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company's refusal to provide the severance benefits under this Section 7 to which the Executive becomes entitled under this

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

Agreement, or as a result of the Company's contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict (including conflicts related to the calculation of parachute payments) between the parties pertaining to this Agreement.

Section 8. Confidentiality and Noncompetition

8.1 Confidentiality. During the term of this Agreement and thereafter in perpetuity, the Executive will not directly or indirectly divulge or appropriate to his own use, or to the use of any third party, and "trade secrets" (as defined in Section 8.3), other secret or confidential information, knowledge or financial information of the Company or any of the Company's subsidiaries or affiliates (hereinafter, the Company and its subsidiaries and affiliates shall be collectively referred to as the "Company Group"), except as may be in the public domain other than by violation of this Agreement.

8.2 Noncompetition. From the date hereof until two (2) years after the termination of his employment hereunder, the Executive will not (i) directly or indirectly own any equity or proprietary interest in (except for ownership of shares in a publicly traded company not exceeding five percent (5%) of any class of outstanding securities), or be an employee, agent, director, advisor, or consultant to or for any corporation (other than the Company Group), business enterprise or any person engaged anywhere in the State of Rhode Island or the Commonwealth of Massachusetts, whether on his own behalf or on behalf of any person other than the Company Group, in the manufacture, procuring, sale, marketing, promotion or distribution of any product or product lines functioning competitively with any product or product lines of the Company Group during the term of this Agreement, and the Executive will not assist in, manage or supervise any of the foregone activities; (ii) undertake any action to induce or cause any customer or client of the Company Group to discontinue any part of its business with the Company Group; (iii) cause, induce or in any way facilitate the employment by any other persons or organization of any employee of or consultant to the Company Group, provided, that this covenant shall become operative only upon the termination of the Executive's employment; or (iv) take or assist directly or indirectly in the taking, by acting as consultant to a third party or otherwise of any position on any matter involving the Company and pending before any state or other public agency, when such position is adverse to the position being promoted before such agency at the time by the Company.

8.3 Trade Secrets. "Trade Secrets" as used herein means all secret discoveries, invention, formulae, designs, methods, processes, techniques of production and know-how relating to the Company Group's business. "Confidential Information" as used herein means the Company Group's internal policies and procedures, suppliers, customers, financial information and marketing practices, as well as secret discoveries, inventions, formulae, designs, techniques of production, know-how and other information relating to

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

the Company Group's business not rising to the level of a trade secret under applicable law.

8.4 The breach by the Executive of any of the covenants continued in this Paragraph 8 shall relieve the company of all further payment obligation under Paragraph 6 or Paragraph 7.

Section 9. Indemnification

The Company hereby covenants and agrees to indemnify and hold harmless the Executive fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations under the terms of this Agreement.

Section 10. Outplacement Assistance

Following a termination of the Executive's employment as described in Sections 6.5, 6.7, or 7.1 herein, the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the one
(1) year (for termination pursuant to Section 6.5) and two (2) year (for terminations pursuant to Section. 6.7 or 7.1) periods after the effective date of termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Executive's Base Salary as of the effective date of termination.

Section 11. Assignment

11.1 Assignment by Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or essentially all of the assets of business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall immediately entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled in the event of an involuntary termination by the Company, as provided in Paragraph 6.6 herein.

Except as herein provided, this Agreement may not otherwise be assigned by the

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

Company.

11.2 Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

Section 12. Dispute Resolution and Notice

12.1 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his employment with the Company, in accordance with the rules of the American Arbitration Association then in effect.

Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

12.2 Notice. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

Section 13. Miscellaneous

13.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

13.2 Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto or between the Executive and the Company, with respect to the subject matter hereof and constitutes the entire Agreement of the parties with respect thereto.

13.3 Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

13.4 Severability. In the event that any provision or portion of this Agreement shall be

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

determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

13.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

13.6 Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

13.7 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

Section 14. Governing Law
To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Rhode Island.

     IN WITNESS WHEREOF, the Executive and the Company (pursuant to a resolution adopted at a duly constituted meeting of its Board of Directors) have executed this Agreement, as of the day and year first above written.

                                            Executive:


                                            /s/ Robert W. Owens
                                            ---------------------------------



ATTEST                                      Providence Energy Corporation


By: /s/ Alycia L. Goody                    By: /s/ James H. Dodge
   -------------------------------             ------------------------------
   Corporate Secretary                         Chairman, President and CEO

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